MIDWAY GOLD CORP.

(an exploration stage company)

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)

Years ended December 31, 2009, 2008 and 2007

F1

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Midway Gold Corp.

We have audited the accompanying consolidated balance sheets of Midway Gold Corp. as at December 31, 2009 and 2008 and the consolidated statements of operations, cash flows, comprehensive loss and stockholders’ equity for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our audit opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008. and the results of its operations and its cash flows for each of the years in the three-year in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/KPMG LLP

KPMG LLP
Chartered Accountants
Vancouver, Canada

February 19, 2010

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

F2

MIDWAY GOLD CORP.
(an exploration stage company)
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian dollars)

	December 31, 2009	December 31, 2008

		Revised - (note 2(p))
Assets
Current assets:
Cash and cash equivalents	$1,740,322	$2,416,438
Amounts receivable (note 6)	120,735	86,451
Prepaid expenses	14,088	30,577

	1,875,145	2,533,466

Investments (note 4)	—	346,675
Reclamation deposit (note 7)	279,126	517,711
Equipment (note 5)	86,985	218,325
Mineral properties (note 6)	49,251,838	48,325,628

	$51,493,094	$51,941,805

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued liabilities	$403,018	$369,012
Accrued interest payable (note 9)	—	7,918
Promissory note (note 9)	—	1,000,000

	403,018	1,376,930

Future income tax liability (note 14)	8,331,605	9,838,117

Stockholders' equity (note 8)
Common stock authorized - unlimited, no par value
Issued - 77,354,997 (2008 - 64,821,664)	92,670,965	88,181,641
Additional paid in capital	6,355,109	6,170,544
Deficit accumulated during the exploration stage	(56,267,603)	(53,625,427)

	42,758,471	40,726,758

	$51,493,094	$51,941,805

Nature of operations and going concern (note 1)
Commitments (note 6)
Contingency (note 10)
Subsequent events (note 6)

Approved on behalf of the Board:

“George Hawes” Director	“Alan Branham” Director

The accompanying notes are an integral part of these consolidated financial statements.

F3

MIDWAY GOLD CORP.
(an exploration stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS
Expressed in Canadian dollars)

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Cumulative period from inception (Mar 14, 1996) to December 31, 2009

				(unaudited)
Expenses				Revised - (note 2(p))
Consulting	$100,756	$223,518	$121,133	$624,189
Depreciation	118,916	126,399	67,650	609,284
Gain on sale of subsidiary	—	—	—	(2,806,312)
Interest and bank charges	28,500	40,256	5,131	886,083
Investor relations	72,166	123,027	243,989	1,097,750
Legal, audit and accounting	493,568	610,497	374,777	2,344,355
Management fees	(29,271)	—	—	235,729
Mineral exploration expenditures (schedule)	1,041,425	9,085,990	10,038,930	43,902,221
Mineral property interests written off (note 6)	—	4,246,565	—	4,271,754
Office and administration (note 11)	203,361	184,189	169,790	1,302,740
Salaries and benefits	1,693,147	1,076,408	1,613,624	7,645,970
Transfer agent and filing fees	91,503	129,524	72,006	484,776
Travel	110,104	136,431	124,092	778,646

Operating loss	3,924,175	15,982,804	12,831,122	61,377,185

Other income (expenses):
Foreign exchange gain (loss)	832,783	(1,473,709)	1,108,258	665,370
Interest and investment income	15,260	117,886	330,873	842,872
Loss on sale of equipment	(3,057)	(1,769)	(1,115)	(5,941)
Gain (loss) on sale of investments (note 4)	53,850	(9,773)	—	44,077
Investment write down (note 4)	(100,000)	(592,225)	(30,000)	(722,225)
Other income	—	—	—	87,221

	798,836	(1,959,590)	1,408,016	911,374

Net loss before income tax	3,125,339	17,942,394	11,423,106	60,465,811
Income tax recovery (note 14)	483,163	1,777,000	757,000	4,198,208

Net loss	$2,642,176	$16,165,394	$10,666,106	$56,267,603

Basic and diluted loss per share	$0.04	$0.31	$0.24

Weighted average number of shares outstanding	73,050,522	52,791,751	43,992,302

The accompanying notes are an integral part of these consolidated financial statements.

F4

MIDWAY GOLD CORP.
(An exploration stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian dollars)

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Cumulative period from inception (Mar 14, 1996) to December 31, 2009

Cash provided by (used in):
Operating activities:
Net loss	$(2,642,176)	$(16,165,394)	$(10,666,106)	$(55,877,648)
Items not involving cash:
Depreciation	118,916	126,399	67,650	609,284
Stock-based compensation	1,152,238	501,028	1,502,912	6,136,131
Unrealized foreign exchange loss (gain)	(1,023,349)	1,669,594	(1,211,933)	(859,975)
Investment write down	100,000	592,225	30,000	722,225
Non-cash interest expense	—	—	—	234,765
Income tax recovery	(483,163)	(1,777,000)	(757,000)	(4,588,163)
Gain on sale of subsidiary	—	—	—	(2,806,312)
Loss on sale of equipment	3,057	1,769	1,115	5,941
Loss (gain) on sale of investments	(53,850)	9,773	—	(44,077)
Write off of mineral property interests	—	4,246,565	—	4,271,754
Change in non-cash working capital items:
Amounts receivable	(32,501)	21,913	(6,067)	(102,448)
Prepaid expenses	16,489	58,885	(8,975)	(34,130)
Accounts payable and accrued liabilities	34,006	(149,412)	(112,226)	498,023
Accrued interest payable	(7,918)	7,918	—	—

	(2,818,251)	(10,855,737)	(11,160,630)	(51,834,630)

Investment activities:
Proceeds on sale of subsidiary	—	—	—	254,366
Proceeds on sale of equipment	17,886	919	694	19,499
Proceeds on sale of mineral property	—	—	233,459	233,459
Proceeds on sale of investments	300,525	21,327	—	321,852
Mineral property acquisitions	(926,210)	(3,676,287)	(3,832,280)	(20,837,021)
Deferred acquisition costs	—	—	—	(23,316)
Purchase of equipment	(10,302)	(110,086)	(240,163)	(1,706,995)
Reclamation deposit	238,585	(168,472)	(104,061)	(694,509)

	(379,516)	(3,932,599)	(3,942,351)	(22,432,665)

Financing activities:
Advance from Red Emerald Ltd.	—	—	—	12,010,075
Common stock issued, net of issue costs	3,521,651	7,879,494	14,859,422	57,672,937
Promissory note	—	2,000,000	—	2,000,000
Repayment of promissory note	(1,000,000)	(1,000,000)	—	(2,000,000)
Convertible debenture	—	—	—	6,324,605

	2,521,651	8,879,494	14,859,422	76,007,617

(Decrease) increase in cash and cash equivalents	(676,116)	(5,908,842)	(243,559)	1,740,322
Cash and cash equivalents, beginning of year	2,416,438	8,325,280	8,568,839	—

Cash and cash equivalents, end of year	$1,740,322	$2,416,438	$8,325,280	$1,740,322

Supplementary information - note 13

The accompanying notes are an integral part of these consolidated financial statements.

F5

MIDWAY GOLD CORP.
(An exploration stage company)
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
(Expressed in Canadian dollars)

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007

Net loss for the period before other comprehensive loss	$2,642,176	$16,165,394	$10,666,106
Unrealized (gain) loss on investment	(53,850)	502,225	120,000
Realized gain on sale of investments	53,850	—	—
Investment write-down	—	(622,225)	—

Comprehensive loss	$2,642,176	$16,045,394	$10,786,106

MIDWAY GOLD CORP.
(An exploration stage company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Expressed in Canadian dollars)

	Number of shares	Common stock	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit during the exploration stage	Total stockholders’ equity

Balance, May 14, 1996 (date of inception)	—	$—	$—	$—	$—	$—
Shares issued:
Private placements	700,000	168,722	—	—	—	168,722
Net loss	—	—	—	—	(114,800)	(114800)

Balance, December 31, 1996	700,000	168,722	—	—	(114,800)	53,922
Shares issued:
Initial public offering	2,025,000	590,570	—	—	—	590,570
Principal shares	750,000	7,500	—	—	—	7,500
Private placement	1,000,000	1,932,554	321,239	—	—	2,253,793
Exercise of share purchase warrants	1,000,000	2,803,205	—	—	—	2,803,205
Acquisition of mineral property interest	1,000,000	2,065,500	—	—	—	2,065,500
Finders fee	150,000	309,825	—	—	—	309,825
Net loss	—	—	—	—	(2027672)	(2027672)

Balance, December 31, 1997	6,625,000	7,877,876	321,239	—	(2,142,472)	6,056,643
Shares issued:
Exercise of share purchase warrants	100,000	332,124	(32,124)	—	—	300,000
Acquisition of mineral property interest	200,000	246,000	—	—	—	246,000
Finders fee	150,000	224,250	—	—	—	224,250
Net loss	—	—	—	—	(1943,674)	(1943,674)

Balance, December 31, 1998	7,075,000	8,680,250	289,115	—	(4,086,146)	4,883,219
Consolidation of shares on a two for one new basis	(3,537,500)	—	—	—	—	—
Net loss	—	—	—	—	(2,378,063)	(2,378,063)

Balance, December 31, 1999	3,537,500	8,680,250	289,115	—	(6,464,209)	2,505,156
Net loss	—	—	—	—	(4,718,044)	(4,718,044)

Balance, December 31, 2000	3,537,500	8,680,250	289,115	—	(11,182,253)	(2,212,888)
Net earnings	—	—	—	—	2,427,256	2,427,256

Balance, December 31, 2001	3,537,500	8,680,250	289,115	—	(8,754,997)	214,368
Shares issued:
Private placement	4,824,500	2,133,786	246,839	—	—	2,380,625
Exercise of share purchase warrants	4,028,000	1,007,000	—	—	—	1,007,000
Exercise of stock options	32,000	12,800	—	—	—	12,800
Financing shares issued	31,250	35,000	—	—	—	35,000
Acquisition of mineral property interest	4,500,000	3,600,000	—	—	—	3,600,000
Share issue costs	—	(544,260)	—	—	—	(544,260)
Stock based compensation	—	—	27,000	—	—	27,000
Net loss	—	—	—	—	(1,657,651)	(1,657,651)

Balance, December 31, 2002, carried forward	16,953,250	14,924,576	562,954	—	(10,412,648)	5,074,882

The accompanying notes are an integral part of these consolidated financial statements.

F6

MIDWAY GOLD CORP.
(An exploration stage company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY - CONTINUED
(Expressed in Canadian dollars)

Balance, December 31, 2002 brought forward	16,953,250	$14,924,576	$562,954	$—	$(10,412,648)	$5,074,882
Shares issued:
Private placement	700,000	638,838	201,162	—	—	840,000
Exercise of share purchase warrants	294,500	73,625	—	—	—	73,625
Share issue costs	—	(19,932)	—	—	—	(19,932)
Stock based compensation	—	—	531,000	—	—	531,000
Net loss	—	—	—	—	(1,352,679)	(1,352,679)

Balance, December 31, 2003	17,947,750	15,617,107	1,295,116	—	(11,765,327)	5,146,896
Shares issued:
Private placement	2,234,400	2,122,269	175,407	—	—	2,297,676
Exercise of share purchase warrants	213,500	300,892	(46,267)	—	—	254,625
Exercise of stock options	250,000	157,000	(27,000)	—	—	130,000
Share issue costs	—	(183,512)	—	—	—	(183,512)
Stock based compensation	—	—	941,478	—	—	941,478
Net loss	—	—	—	—	(2,994,702)	(2,994,702)

Balance, December 31, 2004	20,645,650	18,013,756	2,338,734	—	(14,760,029)	5,592,461
Private placement	4,075,800	3,266,095	773,335	—	—	4,039,430
Exercise of stock options	165,500	124,364	(31,964)	—	—	92,400
Exercise of share purchase warrants	1,743,000	1,543,844	(4,844)	—	—	1,539,000
Share issue costs	—	—	—	—	—	—
Stock based compensation	—	(184,660)	488,075	—	—	303,415
Net loss	—	—	—	—	(4,402,715)	(4,402,715)

Balance, December 31, 2005	26,629,950	22,763,399	3,563,336	—	(19,162,744)	7,163,991
Shares issued:
Private placements	5,725,000	10,760,355	944,645	—	—	11,705,000
Exercise of stock options	306,000	325,530	(111,330)	—	—	214,200
Exercise of share purchase warrants	3,227,000	4,182,991	(768,491)	—	—	3,414,500
Acquisition of mineral property interest	40,000	88,000	—	—	—	88,000
Share issue costs	—	(248,512)	—	—	—	(248,512)
Stock based compensation	—	—	992,400	—	—	992,400
Net loss	—	—	—	—	(7,241,228)	(7,241,228)

Balance, December 31, 2006	35,927,950	37,871,763	4,620,560	—	(26,403,972)	16,088,351
Shares issued:
Private placement	2,000,000	5,400,000	—	—	—	5,400,000
Pan-Nevada acquisition	7,764,109	25,000,431	2,028,074	—	—	27,028,505
Exercise of stock options	595,000	1,485,415	(694,515)	—	—	790,900
Exercise of share purchase warrants	3,395,605	10,777,930	(2,081,407)	—	—	8,696,523
Share issue costs	—	(28,000)	—	—	—	(28,000)
Stock based compensation	—	—	1,502,912	—	—	1,502,912
Unrealized loss on investments	—	—	—	(120,000)	—	(120,000)
Adjustment of future income tax liability to mineral properties (note 2(p))	—	—	—	—	(389,955)	(389,955)
Net loss	—	—	—	—	(10,666,106)	(10,666,106)

Balance, December 31, 2007	49,682,664	80,507,539	5,375,624	(120,000)	(37,460,033)	48,303,130
Shares issued:
Private placement	14,521,500	6,174,441	956,509	—	—	7,130,950
Acquisition of mineral property interest	30,000	88,500	—	—	—	88,500
Exercise of stock options	479,000	1,186,462	(453,212)	—	—	733,250
Exercise of share purchase warrants	108,500	364,404	(209,405)	—	—	154,999
Share issue costs	—	(139,705)	—	—	—	(139,705)
Stock based compensation	—	—	501,028	—	—	501,028
Unrealized loss on investments	—	—	—	(502,225)	—	(502,225)
Investment write-down	—	—	—	622,225	—	622,225
Net loss	—	—	—	—	(16,165,394)	(16,165,394)

Balance, December 31, 2008	64,821,664	88,181,641	6,170,544	—	(53,625,427)	40,726,758
Shares issued:						—
Exercise of stock options	33,333	32,815	(11,164)	—	—	21,651
Exercise of share purchase warrants	12,500,000	4,456,509	(956,509)	—	—	3,500,000
Stock based compensation	—	—	1,152,238	—	—	1,152,238
Unrealized (gain) loss on investment	—	—	—	53,850	—	53,850
Realized gain on sale of investments	—	—	—	(53,850)	—	(53,850)
Net loss	—	—	—	—	(2,642,176)	(2,642,176)

Balance, December 31, 2009	77,354,997	$92,670,965	$6,355,109	$—	$(56,267,603)	$42,758,471

The accompanying notes are an integral part of these consolidated financial statements.

F7

MIDWAY GOLD CORP.
(An exploration stage company)
SCHEDULE OF MINERAL EXPLORATION EXPENDITURES
(Expressed in Canadian dollars)

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Cumulative period from inception (May 14, 1996) to December 31, 2009

Exploration costs incurred are summarized as follows:				(unaudited)
Midway project
Assays and analysis	$21,386	$57,592	$50,745	$328,455
Communication	—	—	—	9,513
Drilling	2,031	477,456	375,239	2,044,181
Engineering and consulting	129,768	557,951	788,543	4,095,110
Environmental	6,239	76,182	51,425	226,396
Field office and supplies	24,504	58,281	54,645	225,149
Legal	38,802	34,142	28,326	111,689
Property maintenance and taxes	43,142	34,448	41,848	410,491
Reclamation costs	(983)	422	5,700	26,783
Reproduction and drafting	—	—	—	20,803
Salaries and labour	97,328	276,938	212,890	586,653
Travel, transportation and accommodation	20,244	59,041	110,806	392,670

	382,461	1,632,453	1,720,167	8,477,893

Spring Valley project
Assays and analysis	—	817,314	1,185,019	3,329,900
Communication	—	—	—	10,307
Drilling	(152)	2,765,189	3,365,985	10,261,359
Engineering and consulting	2,396	301,294	324,761	2,378,665
Environmental	—	14,705	139,044	300,445
Equipment rental	—	—	—	64,651
Field office and supplies	2,387	125,574	156,898	548,206
Legal	46,744	142,415	166,634	355,793
Operator fee	—	—	—	108,339
Property maintenance and taxes	26,764	96,414	92,126	477,861
Reclamation costs	(53,078)	16,064	38,810	30,611
Reproduction and drafting	—	—	791	29,724
Salaries and labour	94,755	530,581	596,749	1,222,085
Travel, transportation and accommodation	4,117	202,601	247,102	847,778

	123,933	5,012,151	6,313,919	19,965,724

Pan-Nevada projects
Assays and analysis	—	240,665	344,131	574,367
Drilling	—	597,247	719,399	1,250,540
Engineering and consulting	10,366	284,894	128,547	387,595
Environmental	—	9,241	5,816	14,860
Field office and supplies	11,835	30,372	45,929	82,343
Legal	625	985	21,836	9,943
Property maintenance and taxes	88,538	79,229	191,283	291,845
Reclamation costs	—	21,260	46,840	67,563
Reproduction and drafting	—	—	6,077	5,738
Salaries and labour	81,878	375,955	307,238	754,697
Travel, transportation and accommodation	2,840	46,033	99,594	139,303

	196,082	1,685,881	1,916,690	3,578,794

Burnt Canyon project
Assays and analysis	—	21,921	—	21,921
Engineering and consulting	971	23,765	—	24,736
Environmental	462	—	—	462
Field office and supplies	1,253	81	324	1,658
Legal	614	2,214	—	2,828
Property maintenance and taxes	14,995	20,786	—	35,781
Reproduction and drafting	5,036	—	—	5,036
Salaries and labour	—	2,923	—	2,923
Travel, transportation and accommodation	1,097	1,728	1,317	4,142

	24,428	73,418	1,641	99,487

Sub-total balance carried forward	$726,904	$8,403,903	$9,952,417	$32,121,898

The accompanying notes are an integral part of these consolidated financial statements.

F8

MIDWAY GOLD CORP.
(An exploration stage company)
SCHEDULE OF MINERAL EXPLORATION EXPENDITURES - CONTINUED
(Expressed in Canadian dollars)

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Cumulative period from inception (May 14, 1996) to December 31, 2009

				(unaudited)
Sub-total balance brought forward	$726,904	$8,403,903	$9,952,417	$32,121,898
Thunder Mountain project
Assays and analysis	—	5,959	—	14,568
Drilling	—	35,396	—	77,956
Engineering and consulting	1	—	—	706
Environmental	—	108	—	1,717
Field office and supplies	1,041	—	—	1,041
Property maintenance and taxes	3,776	19	—	16,248
Reclamation costs	(2,955)	—	—	(578)
Salaries and labour	—	1,544	—	2,047
Travel, transportation and accommodation	—	55	—	55

	1,863	43,081	—	113,760

Maggie Creek project
Environmental	—	—	—	197
Field office and supplies	—	4,412	—	4,630
Legal	—	461	—	461
Property maintenance and taxes	—	8	—	14,275

	—	4,881	—	19,563

Roberts Creek project
Assays and analysis	—	13,422	—	20,255
Communication	—	10,034	—	10,034
Drilling	3,046	3,025	—	72,177
Engineering and consulting	11	19,303	—	30,147
Environmental	—	4,665	—	4,665
Field office and supplies	1,276	1,989	—	5,169
Legal	4,290	7,641
Property maintenance and taxes	16,936	25,489	—	71,584
Reclamation costs	1,695	3,795	—	6,027
Salaries and labour	—	8,829	—	19,203
Travel, transportation and accommodation	490	2,747	—	9,089

	27,744	93,298	—	255,991

Gold Rock project
Assays and analysis	4,045	22,085	—	26,130
Drilling	7,137	96,168	—	106,901
Engineering and consulting	5,538	83,958	—	114,875
Environmental	—	534	—	534
Field office and supplies	5,711	12,460	—	21,842
Legal	46	1,547	—	11,745
Property maintenance and taxes	78,704	130,159	—	232,642
Reclamation costs	738	—	—	738
Reproduction and drafting	—	—	—	339
Salaries and labour	1,303	36,817	—	38,120
Travel, transportation and accommodation	693	15,894	—	19,899

	103,915	399,622	—	573,765

Golden Eagle project
Assays and analysis	21,690	—	—	21,690
Drilling	3,638	—	—	3,638
Engineering and consulting	114,500	26,635	—	141,135
Field office and supplies	1,627	260	—	1,887
Legal	9,486	10,083	—	19,569
Property maintenance and taxes	2,362	—	—	2,362
Salaries and labour	62	—	—	62
Travel, transportation and accommodation	8,734	6,044	—	14,778

	162,099	43,022	—	205,121

Sub-total balance carried forward	$1,022,525	$8,987,807	$9,952,417	$33,290,098

The accompanying notes are an integral part of these consolidated financial statements.

F9

MIDWAY GOLD CORP.
(An exploration stage company)
SCHEDULE OF MINERAL EXPLORATION EXPENDITURES - CONTINUED
(Expressed in Canadian dollars)

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Cumulative period from inception (May 14, 1996) to December 31, 2009

				(unaudited)
Sub-total balance brought forward	$1,022,525	$8,987,807	$9,952,417	$33,290,098
Pioche/Mineral Mountain project
Acquisition costs and option payments	—	—	—	40,340
Assays and analysis	—	—	—	13,037
Drilling	—	—	—	232,205
Engineering and consulting	—	—	—	38,212
Field office and supplies	—	—	—	16,236
Property maintenance and taxes	—	—	—	49,750
Reclamation costs	—	—	—	32,683
Travel, transportation and accommodation	—	—	—	21,124

	—	—	—	443,587

Black Prince project
Communication	—	—	—	938
Drilling	—	—	—	77,167
Engineering and consulting	—	—	—	78,698
Equipment rental	—	—	—	10,800
Field office and supplies	—	—	—	3,397
Geological and geophysical	—	—	—	63,481
Legal and accounting	—	—	—	1,163
Property maintenance and taxes	—	—	—	13,249
Reproduction and drafting	—	—	—	1,179
Travel, transportation and accommodation	—	—	—	7,255
Recoveries	—	—	—	(40,000)

	—	—	—	217,327

Ruby Violet project
Assays and analysis	—	—	—	20,499
Communication	—	—	—	108,762
Drilling	—	—	—	467,372
Engineering and consulting	—	—	—	3,120,317
Equipment rental	—	—	—	337,577
Field office and supplies	—	—	—	277,119
Foreign exchange gain	—	—	—	(38,134)
Freight	—	—	—	234,956
Interest on convertible loans	—	—	—	1,288,897
Legal and accounting	—	—	—	453,269
Marketing	—	—	—	91,917
Mining costs	—	—	—	693,985
Processing and laboratory supplies	—	—	—	941,335
Property maintenance and taxes	—	—	—	298,752
Security	—	—	—	350,584
Travel, transportation and accommodation	—	—	—	392,031
Utilities and water	—	—	—	59,425

	—	—	—	9,098,663

Sub-total balance carried forward	$1,022,525	$8,987,807	$9,952,417	$43,049,675

The accompanying notes are an integral part of these consolidated financial statements.

F10

MIDWAY GOLD CORP.
(An exploration stage company)
SCHEDULE OF MINERAL EXPLORATION EXPENDITURES - CONTINUED
(Expressed in Canadian dollars)

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Cumulative period from inception (May 14, 1996) to December 31, 2009

				(unaudited)
Sub-total balance brought forward	$1,022,525	$8,987,807	$9,952,417	$43,049,675

Property investigations
Assays and analysis	11,190	19,736	11,990	171,959
Drilling	—	—	—	169,129
Engineering and consulting	—	15,503	37,598	210,183
Environmental	—	5,132	8,486	22,761
Field office and supplies	2,018	1,773	2,520	19,490
Legal	—	10,660	292	10,952
Property maintenance and taxes	—	14,130	5,646	123,230
Reclamation costs	174	1,471	90	2,813
Reproduction and drafting	—	—	1,172	4,942
Salaries and labour	—	—	3,674	3,674
Travel, transportation and accommodation	5,518	29,778	15,045	113,413

	18,900	98,183	86,513	852,546

	$1,041,425	$9,085,990	$10,038,930	$43,902,221

The accompanying notes are an integral part of these consolidated financial statements.

F11

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

1.	Nature of operations and going concern

Midway Gold Corp. (the “Company” or “Midway”) was incorporated on May 14, 1996 under the laws of the Province of British Columbia and its principal business activities are the acquisition, exploration and development of mineral properties.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether its mineral properties contain ore reserves that are economically recoverable. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable ore reserves in its mineral properties, the ability of the Company to obtain the necessary financing to complete development, confirmation of the Company’s interest in the underlying mineral claims and upon future profitable production from or proceeds from the disposition of its mineral properties.

The Company has not generated revenues from operations. These consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of its assets and the settlement of its liabilities in the normal course of operations. The ability of the Company to continue as a going concern is uncertain and dependent upon obtaining the financing necessary to meet its financial commitments and to complete the development of its properties and/or realizing proceeds from the sale of one or more of the properties. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at December 31, 2009, the Company had cash and cash equivalents of $1,740,322, working capital of $1,472,127 and has accumulated losses of $56,267,603 since inception.

Management anticipates that the minimum cash requirements to fund its proposed exploration program and continued operations will exceed the amount of cash on hand at December 31, 2009. Accordingly, the Company does not have sufficient funds to meet planned expenditures over the next twelve months, and will need to seek additional debt or equity financing to meet its planned expenditures. The Company plans to file a shelf-registration in the United States and Canada as soon as practicable after March 31, 2010 pursuant to which the Company subsequently intends to conduct equity offerings in 2010. There is no assurance that the Company will be able to raise sufficient cash to fund its future exploration programs and operational expenditures. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Significant accounting policies

(a)	Basis of presentation

These consolidated financial statements have been prepared under accounting principles generally accepted in the United States of America (“US GAAP”). There are no major differences between Canadian and US GAAP, which affect the Company. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

The Company meets the definition of a development stage enterprise under Accounting Standards Codification (“ASC”) Section 910-10-15. Pursuant to the rules and regulations of the Securities and Exchange Commission, a mining company in the exploration stage should not refer to itself as a development stage company in its financial statements. The Company is required to provide additional disclosures from its date of inception, or the date the Company was reactivated to undertake development stage activities; therefore, the statement of operations, stockholder equity and comprehensive loss and cash flows include cumulative amounts from May 14, 1996 to December 31, 2009.

F12

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

2.	Significant accounting policies (continued)

(b)	Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less. To limit its credit risk exposure for amounts in excess of federally insured limits, the Company places its deposits with financial institutions of high credit standing.

(c)	Equipment

Equipment is recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over three to five years, which represents the estimated useful lives of the assets.

(d)	Mineral properties

Costs of exploring, carrying and retaining unproven properties are expensed as incurred. The Company concluded that mineral rights are tangible assets. Accordingly, the Company capitalizes certain costs related to the acquisition of mineral rights.

(e)	Asset retirement obligations

The Company records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets. The initial recognition of any liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. The Company accrues its ongoing surface disturbance asset retirement obligations within accounts payable and accrued liabilities (December 31, 2009 $41,872; December 31, 2008 - $98,514).

(f)	Impairment of long-lived assets

The Company reviews and evaluates its long-lived assets for impairment at each balance sheet date and documents such impairment testing. The tests include an evaluation of the assets and events or changes in circumstances that would indicate that the related carrying amounts may not be recoverable. Mineral properties in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the area, exploration reports, assays, technical reports, drill results and the Company’s continued plans to fund exploration programs on the property, whether sufficient work has been performed to indicate that the carrying amount of the mineral property cost carried forward as an asset will not be fully recovered, even though a viable mine has been discovered.

The tests for long-lived assets in the exploration, development or producing stage that would have a value beyond proven and probable reserves would be monitored for impairment based on factors such as current market value of the mineral property and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset, including evaluating its reserves beyond proven and probable amounts.

The Company’s policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable either by impairment or by abandonment of the property. The impairment loss is calculated as the amount by which the carrying amount of the assets exceeds its fair value. While the Company incurred losses from operations, these losses have not been in excess of planned expenditures on the specific mineral properties in order to ultimately realize their value.

F13

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

2.	Significant accounting policies (continued)

(g)	Stock-based compensation

The Company has a stock option plan.

The Company measures and records to the financial statements the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide services in exchange for such award. Estimates of forfeitures of unvested instruments at the grant date are considered in determining the total compensation to be recognized. Stock based payments to non-employees are measured at the fair value of consideration received or equity instruments issued, whichever is more reliable and are periodically re-measured until counter party performance is complete.

The offset to the recorded stock based compensation cost is to additional paid-in capital. Consideration received on the exercise of stock options is recorded as share capital and the related additional paid-in capital is transferred to share capital.

(h)	Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method future income tax assets and liabilities are determined based on differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases (temporary differences), and losses carried forward. Future income tax assets and liabilities are measured using the enacted tax rates which will be in effect when the temporary differences are likely to reverse. The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change is enacted. The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

The Company identifies and applies a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company recognizes accrued interest related to unrecognized tax benefits in interest expense. Any penalties will be recorded in general and administrative expenses.

(i)	Net loss per share

Basic net loss per share is computed by dividing the net loss for the period attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock. Diluted net loss per share is not presented separately from basic net loss per share as the conversion of outstanding stock options and warrants into common shares would be anti-dilutive. At December 31, 2009, the total number of potentially dilutive shares of common stock excluded from basic net loss per share was 3,971,666 (December 31, 2008 – 15,244,167; December 31, 2007 – 3,331,668).

(j)	Foreign currency translation

Transactions and account balances originally stated in currencies other than the Canadian dollar have been translated into Canadian dollars as follows:

•	Revenue and expense items at the rate of exchange in effect on the dates they occur.

•	Non-monetary assets and liabilities at the rate of exchange in effect on the dates the assets were acquired or the liabilities were incurred.

F14

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

2.	Significant accounting policies (continued)

•	Monetary assets and liabilities at the exchange rate at the balance sheet date.

Exchange gains and losses are recorded in operations in the period in which they occur, except for exchange gains and losses related to translation of monetary assets and liabilities associated with mineral properties, which are deferred and included in mineral properties.

(k)	Share capital

The Company records proceeds from share issuances, net of issue costs. Shares issued for consideration other than cash are valued at the quoted market price on the date the agreement to issue the shares was reached and announced for business combinations and at the date of issuance for other non-monetary transactions.

(l)	Warrants

The Company accounts for warrants using the fair value method. Under this method, the value of warrants issued is measured at fair value at the grant date using the Black-Scholes valuation model and recorded as share capital if and when the warrants are exercised.

(m)	Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of impairment of mineral properties and equipment, useful lives for amortization, valuation allowances for future income tax assets, the assumptions used in determining fair value of non-cash stock-based compensation and determination of reclamation and environmental obligations. Financial results, as determined by actual events, may differ from these estimates.

(n)	Recent United States Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting standards related to its accounting standards codification of the hierarchy of generally accepted accounting principles. The new standard is the sole source of authoritative generally accepted accounting principles of the United States (“U.S. GAAP”) to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification superseded non-SEC accounting and reporting standards. All accounting literature that is not in the Codification, not issued by the SEC and not otherwise grandfathered is non-authoritative. The new standard is effective for the Company’s interim quarterly period beginning July 1, 2009. Pursuant to the provisions of FASB ASC 105, the Company has updated the references to GAAP in its financial statements. The adoption had no impact on the Company’s consolidated financial position results of operations or cash flows.

In May 2009, FASB issued amendments to the fair value measurements and disclosures. The amendments to the standard clarify that if the quoted price in an active market for the identical liability is not available, fair value is measured: (1) using a technique that uses (a) the quoted price of the identical liability when traded as an asset, or (b) quoted prices of similar liabilities or similar liabilities traded as assets, or (2) another technique consistent with the principles of the standard. The amendments also provide that a restriction preventing transfer of a liability does not need to be factored into the inputs used in determining the fair value. The adoption had no impact on the Company’s consolidated financial position results of operations or cash flows.

In June 2009, the FASB issued new accounting standards to address the elimination of the concept of a qualifying special purpose entity which also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on

F15

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

2.	Significant accounting policies (continued)

identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, this standard provides more timely and useful information about an enterprise’s involvement with a variable interest entity. The standard will become effective in the first quarter of 2010. We are currently evaluating the impact of this standard on our Consolidated Financial Statements.

In May 2009, FASB issued new accounting standards on subsequent events that established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, it provides (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The new standard is effective for interim or annual periods ending after June 15, 2009. The adoption of this standard did not have a material effect on the Company’s financial statements.

In April 2009, the FASB issued new accounting standards on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This new standard provides additional guidance for estimating fair value in accordance with the accounting standard on fair value measurements, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The new standard is effective for interim and annual reporting periods ending after June 15, 2009, and is applied prospectively. The adoption of this standard did not have a material effect on the Company’s financial statements.

In April 2009, the FASB issued new accounting standards on recognition and presentation of other-than-temporary impairments. This amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments in the financial statements. The most significant change is a revision to the amount of other-than-temporary loss of a debt security recorded in earnings. The new standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on the Company’s financial statements.

In April 2009, the FASB issued new accounting standards on interim disclosures about fair value of financial instruments The standard requires disclosure about the fair value of its financial instruments and the method and significant assumptions used to establish the fair value of financial instruments for interim reporting periods as well as annual statements. The standard is effective for the Company as of June 30, 2009 and its adoption did not impact the Company’s interim consolidated financial condition or results of operations.

In March 2008, the FASB issued new accounting standards ondisclosures about derivative instruments and hedging activitiesthat intends to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. The new standard also requires disclosure about an entity’s strategy and objectives for using derivatives, the fair values of derivative instruments and their related gains and losses. The standard is effective for fiscal years and interim periods beginning after November 15, 2008, and was applicable to the Company’s fiscal year beginning January 1, 2009. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

F16

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

2.	Significant accounting policies (continued)

In December 2007, the FASB issued new accounting standards on, business combinations that establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The standard requires retroactive adoption of the presentation and disclosure requirements for existing minority interests and shall be applied prospectively on or after an entity’s fiscal year that begins on or after December 15, 2008. The standard did not have a material impact on the Company’s consolidated financial statements.

(o)	Comparative figures

Certain of the comparative figures have been reclassified to conform to the presentation in the current year.

(p)	Recast of 2008 comparative balance sheet

Mineral properties and future income tax liability has been recast at December 31, 2008 by $1,354,501 and $1,744,456 respectively and opening deficit at January 1, 2008 has been recast by $389,955 to reflect an adjustment of tax basis to mineral properties.

3. Fair Value Measurements

The FASB issued new accounting standards to clarify the definition of fair value, establish a framework for measuring fair value, and expands the disclosures on fair value measurements. We have adopted these standards effective January 1, 2008 and the standards did not have a material effect on our consolidated financial statements; other than providing additional disclosure as part of our consolidated financial statements. We adopted the standards relating to non-financial assets and non-financial liabilities on January 1, 2009 as required and the provisions did not have a material effect on our consolidated financial statements.

Fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The valuation of investments in marketable securities include available for sale securities. The Company’s Level 1 assets include the valuation of the common shares available for sale with no trading restrictions as determined using a market approach based upon unadjusted quoted prices for identical assets in an active market. Level 1 assets also include the valuation of warrants that are considered derivatives and are marked to market each reporting period based upon unadjusted quoted prices for identical assets in active markets. The Company’s Level 2 assets include the valuation of common shares with trading restrictions that will be removed within one year of the financial period reporting date as determined using a market approach and based upon quoted prices for identical assets in an active market adjusted by a discount to market comparable to the discount allowed by the TSX Venture Stock Exchange for private placements. The Company sold its marketable securities during the year ended December 31, 2009.

F17

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

3.	Fair Value Measurements (continued)

The determination of fair value for financial reporting purposes is at December 31, 2009 and 2008 utilizing the applicable framework is as follows:

Financial Instrument	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs	Total 2009	Total 2008

	Level 1	Level 2	Level 3
Available-	$—	$—	$—	$—	$246,675
for-sale
securities
Derivatives	—	—	—	—	100,000
Total	$—	$—	$—	$—	$346,675

4.	Investments

During the year ended December 31, 2009, the Company realized a gain of $61,620 on the sale of all of its 1,844,500 common shares of Rye Patch Gold Corp. (“Rye Patch”) for proceeds of $300,525. The Company recognized an investment write-down of $100,000 for 1,000,000 share purchase warrants of Rye Patch that expired unexercised on September 28, 2009 in the statement of operations.

The Company recognized in earnings a write-down on the common shares of Rye Patch of $7,770 for the difference in fair value at March 31, 2009 and December 31, 2008.

During the year ended December 31, 2008, the Company realized a loss of $9,773 on the sale of 155,500 common shares of Rye Patch. The Company recognized an unrealized loss on the common shares of $502,225 and an unrealized gain of $30,000 on the warrants of Rye Patch for the difference in the fair value at December 31, 2008 and December 31, 2007. The Company considered that the decline in market value of this investment met the characteristics of an “other than temporary impairment” and adjustments to fair value were recorded in earnings as investment write-down and re-classed from accumulated other comprehensive loss.

5.	Equipment

	December 31, 2009	December 31, 2008

		Revised - (note 2(p))
Assets
Current assets:
Cash and cash equivalents	$1,740,322	$2,416,438
Amounts receivable (note 6)	120,735	86,451
Prepaid expenses	14,088	30,577

	1,875,145	2,533,466

Investments (note 4)	—	346,675
Reclamation deposit (note 7)	279,126	517,711
Equipment (note 5)	86,985	218,325
Mineral properties (note 6)	49,251,838	48,325,628

	$51,493,094	$51,941,805

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued liabilities	$403,018	$369,012
Accrued interest payable (note 9)	—	7,918
Promissory note (note 9)	—	1,000,000

	403,018	1,376,930

Future income tax liability (note 14)	8,331,605	9,838,117

Stockholders' equity (note 8)
Common stock authorized - unlimited, no par value
Issued - 77,354,997 (2008 - 64,821,664)	92,670,965	88,181,641
Additional paid in capital	6,355,109	6,170,544
Deficit accumulated during the exploration stage	(56,267,603)	(53,625,427)

	42,758,471	40,726,758

	$51,493,094	$51,941,805

Nature of operations and going concern (note 1)
Commitments (note 6)
Contingency (note 10)
Subsequent events (note 6)

F18

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

6.	Mineral properties

The continuity of expenditures on mineral properties is as follows:

Mineral property	December 31, 2008	Additions	Written off	December 31, 2009

Midway	$6,711,786	$324,528	$—	$7,036,314
Spring Valley	5,664,517	—	—	5,664,517
Pan	33,443,944	188,862	—	33,632,806
Afgan	92,936	27,044	—	119,980
Gold Rock	263,745	159,089	—	422,834
Burnt Canyon	70,480	49,294	—	119,774
Golden Eagle	2,078,220	177,393	—	2,255,613

	$48,325,628	$926,210	$—	$49,251,838

Mineral property	December 31, 2007	Additions	Written off	December 31, 2008

	Revised note 2(p)			Revised note 2(p)

Midway	$6,394,704	$317,082	$—	$6,711,786
Spring Valley	4,879,825	784,692	—	5,664,517
Pan	33,316,299	127,645	—	33,443,944
Afgan	4,168,784	105,263	(4,181,111)	92,936
Gold Rock	23,248	240,497	—	263,745
Maggie Creek	—	9,902	(9,902)	—
Burnt Canyon	24,546	45,934	—	70,480
Maiden Gold	—	55,552	(55,552)	—
Golden Eagle	—	2,078,220	—	2,078,220

	$48,807,406	$3,764,787	$(4,246,565)	$48,325,628

(a)	Midway property, Nye County, Nevada

Through a series of agreements, amendments and payments the Company has the option to acquire a 100% interest in the Midway property subject only to a sliding scale royalty on Net Smelter Return (“NSR”) royalty from any commercial production of between 2% to 7%, based on changes in gold prices. To maintain the option the Company must pay an advance minimum royalty, recoverable from commercial production, of US$300,000 per year ($324,526) on each August 15. On September 29, 2009 the optionors agreed to waive the US$300,000 payment that would otherwise be due on August 15, 2010.

On July 1, 2009, and amended on October 14, 2009, the Company agreed with the Town of Tonopah (“Tonopah”) and Lumos & Associates (“Lumos”) to fund a study to identify the best alternatives which maximize the treatment and dewatering of water at a possible mine at the Midway Project for municipal use and/or re-injection, to minimize the need for redundant facilities and over costs to benefit the Company and Tonopah. Tonopah contracted with Lumos to prepare a Preliminary Engineering Report to identify the best alternatives to which the Company agreed to fund up to US$105,120 of which US$74,294 ($79,120) had been paid or accrued by December 31, 2009.

F19

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

6.	Mineral properties (continued)

(b)	Spring Valley property, Nevada

The Company signed an exploration and option to joint venture agreement with Barrick Gold Exploration Inc., a wholly owned subsidiary of Barrick Gold Corporation, effective on March 9, 2009, on the Spring Valley gold project that superseded a term sheet executed on October 17, 2008. Barrick is granted the exclusive right to earn a 60% interest in the project by spending US$30,000,000 on the property (US$4,000,000 guaranteed in the first year) over five years. Barrick may increase its interest by 10% (70% total) by spending an additional US$8,000,000 in the year immediately after vesting at 60%. At the Company’s election, Barrick may also earn an additional 5% (75% total) by carrying the Company to a production decision and arranging financing for the Company’s share of mine construction expenses with the carrying and financing costs plus interest to be recouped by Barrick once production has been established. The Company will coordinate geologic and administrative activities under the direction of Barrick, billing monthly at cost plus an administrative fee of 5%.

At December 31, 2009 the Company had an amounts receivable of $80,078 (US$76,192) for recoverable salaries and expenses from Barrick for the Spring Valley project which was subsequently paid.

Through a series of agreements, amendments and payments the Company has the option to acquire a 100% interest in the property package comprising the Spring Valley project subject to NSR royalties ranging from 1% to 7% on different claim groups within the property package.

The Company owns the original core package of 44 unpatented claims (the “Spring Valley Claims”). The vendor retained a NSR royalty from commercial production over 500,000 ounces on a sliding scale increasing from 2% to 7% based on changes in gold prices. In addition, the vendor is entitled to a 1% overriding royalty on NSR from commercial production on all lands owned by the Company or an affiliate and located outside, but within a one half (1/2) mile perimeter of the Spring Valley Claims.

The Company has had an option to purchase 28 claims contiguous to the Spring Valley Claims since September 1, 2003 subject to the vendor’s 2% NSR royalty. The Company paid an option payment of US$100,000 ($104,179) on September 1, 2008 with a final option payment of US$100,000 paid directly by Barrick on September 1, 2009.

On April 25, 2006, the Company entered into a mineral lease agreement and option to purchase 12 unpatented lode mining claims for US$600,000. The Company paid US$12,000 on signing, US$24,000 on April 25, 2007 and US$36,000 on April 25, 2008 ($36,362) and each year thereafter to maintain the option. The April 25, 2009 payment of US$36,000 was paid directly by Barrick. The option payments can be credited against the purchase price. The owner retained a 3% NSR royalty.

On July 18, 2008 Midway paid its annual payment of US$20,000 to Dave Rowe and Randall Stoeberl ($20,836) to maintain its option to purchase 97 unpatented mining claims. On July 18, 2009 Barrick paid this annual payment of US$20,000 directly. Alternatively Midway can purchase these claims for $600,000 with any payments already paid credited against the total. Mr. Rowe and Mr. Stoeberl retained a 3% NSR royalty from commercial production on these claims.

On October 30, 2006, the Company entered into a mineral lease agreement and option to purchase two (2) unpatented lode mining claims for a series of annual payments as advances upon a 3% NSR royalties payable. The Company paid US$2,000 on execution, US$4,000 on October 30, 2007, US$5,000 on October 30, 2008 ($6,062) and must pay US$6,000 on each October 30 annually thereafter. On October 30, 2009 Barrick paid the US$6,000 directly. The Company has the option to purchase each claim for a price of US$100,000. Any advance royalties paid will be credited against the purchase price.

F20

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

6. Mineral properties (continued)

On June 1, 2007 the Company entered into a mineral lease agreement and option to purchase two (2) unpatented lode mining claims for US$500,000. To maintain the option the Company must make monthly payments of US$1,000 (paid through to December 2008) ($6,060). On June 1, 2009 Barrick paid the one-time payment of US$25,000 due at that time. A further series of one-time payments is due: US$150,000 by June 1, 2012; US$150,000 by June 1, 2014; and US$55,000 by June 1, 2017. All payments shall be credited towards the purchase price.

On May 5, 2006, the Company purchased land and mineral rights of 920 gross acres, 320 acres net surface, 770 acres net mineral, (the “Seymork Parcel”) from Seymork Investments Ltd. (“Seymork”) for US$200,000, subject to a 3% NSR royalty on any production and sale of metals from the claims. On June 11, 2008 the Court settled a long standing title dispute to this ground validating the Company’s claim to the Seymork Parcel. The settlement allowed the Company to purchase two promissory notes secured against the property for approximately US$598,000 ($609,788 in July 2008). In the future, the Company may elect to sell up to 27.6 square miles of interests in lands included in the purchase (9.1 square miles of net surface, 19 square miles net minerals) but not needed for development of the Spring Valley project to recover a portion of the cost.

(c)	Pan Property, Nevada

The Company assumed the January 7, 2003 mineral lease agreement with Gold Standard Royalty Corporation (“GSRC”) (formerly the Lyle Campbell Trust) for a 100% interest in the Pan property. On or before January 5 of each year the Company must pay an advance minimum royalty of the greater of US$60,000 or the US dollar equivalent of 174 ounces of gold valued by the average of the London afternoon fixing for the third calendar quarter preceding January 1 of the year in which the payment is due. The minimum advance royalties will be creditable against a sliding scale NSR production royalty of between 2.5% and 4%. The Company must incur a minimum of US$65,000 per year for work expenditures, including claim maintenance fees, during the term of the mining lease. On January 1, 2009 the Company paid US$151,658 ($188,862). Subsequent to the year end the Company paid US$167,040 on January 1, 2010.

(d)	Afgan Property, Nevada

In August 2007, Midway acquired 104 unpatented claims from WFW Resources, LLC of Elko, Nevada, for a US$52,000 property payment and annual advance royalty payments of US$25,000 per year (2009 - $27,044) for years 2 to 5 and US$50,000 per year for years 6 to 10 with a NSR royalty of 4%. The royalty can be bought down to 1% NSR depending upon the price of gold.

The Company paid US$78,896 on January 1, 2008 ($79,218) and subsequently terminated this lease and wrote off this portion of the property costs. In addition, the Company wrote off the $4,101,893 fair value assigned to this project on the April 16, 2007 acquisition of Pan-Nevada Gold Corporation for a total write down of $4,181,111 in the year ended December 31, 2008

(e)	Gold Rock Property, Nevada

The Company assumed the March 20, 2006 mineral lease agreement with GSRC for a 100% interest in the Gold Rock property. The Company must pay an advance minimum royalty of US$30,000 in 2008 ($30,123) and US$45,000 ($56,039) by January 5, 2009. By January 5, 2010 and annually thereafter US$60,000 thereafter or the US dollar equivalent of 108.05 ounces of gold valued by the average of the London afternoon fixing for the third calendar quarter preceding January 1 of the year in which the payment is due. Subsequent to the year end the Company paid US$103,728 on January 1, 2010. The minimum advance royalties will be creditable against a sliding scale NSR production royalty of between 2.5% and 4%. The Company must incur a minimum of US$75,000 per year for work expenditures, including claim maintenance fees, during the term of the mining lease.

F21

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

6.	Mineral properties (continued)

On January 15, 2007 the Company entered into a mineral lease agreement with Anchor Mineral, Inc. of Kansas, for unpatented mining claims adjoining the Gold Rock project. To maintain the option the Company must pay advance minimum royalty payments creditable against a 3.5% NSR production royalty of US$6,000 paid June 1, 2008 ($6,060), US$10,000 by January 15, 2009 ($12,453), US$20,000 by January 15, 2010, US$30,000 by January 15, 2011 and thereafter the greater of US$30,000 or the gold equivalent price which is determined by multiplying US$30,000 by a factor of the closing price of gold on the last business day in December 2010 over the closing price of gold on January 15, 2007.

On January 24, 2008 the Company entered into a mineral lease agreement with Messrs. Pert and Moyle of Nevada for 13 unpatented mining claims over the Easy Junior deposit area. The Company paid a first annual minimum royalty of US$50,000 ($50,205) and will be required to make annual minimum royalty payments of US$50,000 for years 2 to 6; US$60,000 for years 7 to 11 and US$75,000 for year 12 and thereafter for the remainder of the fifteen year lease. On January 24, 2009 the Company paid the year 2 annual payment of US$50,000 ($62,266), and subsequent to the year end, paid the year 3 annual payment of US$50,000 on January 13, 2010. The minimum advance royalty payments may be creditable against a production NSR sliding scale royalty ranging from 2% to 6% based on the gold price. The Company has an option to outright purchase the claims for US$5,000,000 with any minimum advance royalty payments creditable against the purchase price.

On February 13, 2008 the Company entered into a mineral lease agreement with Mr. Pankow of Nevada for two (2) unpatented mining claims adjacent to the Gold Rock project. The Company paid a first annual minimum royalty of US$7,750 ($7,782) and will be required make annual minimum royalty payments of US$7,750 for years 2 to 6; US$9,250 for years 7 to 11 and US$11,500 for year 12 and thereafter for the remainder of the fifteen year lease. On February 13, 2009 the Company paid the year 2 annual payment of US$7,750 ($9,651), and subsequent to the year end, paid the year 3 annual payment of US$7,750 on February 3, 2010. The minimum advance royalty payments may be creditable against a production NSR sliding scale royalty ranging from 2% to 5% based on the gold price. The Company has an option to outright purchase the claims for US$775,000 with any minimum advance royalty payments creditable against the purchase price.

On February 13, 2008 the Company was assigned an existing lease on 10 unpatented claims adjoining the Gold Rock property by William Sheriff, a director of the Company at the time, in consideration of 30,000 common shares at a value of US$86,215 ($88,500) issued on March 31, 2008. The Company assumed the obligations of the February 15, 2004 underlying lease with Ronny Jordan and paid Mr. Jordan the first annual lease payment of US$10,000 ($10,041). During the term of the lease annual minimum royalty payments of US$15,000 will be required each February 15 thereafter. On February 15, 2009 the Company paid the year 6 annual payment of US$15,000 ($18,680), and subsequent to the year end, paid the year 7 annual payment of US$15,000 on February 1, 2010. The Company may elect at any time during the life of the agreement to purchase half of the property for US$1,000,000 and the remaining half may be purchased for another US$1,500,000 with all royalty payments paid prior to the purchase creditable against the purchase price. A 2.5% NSR royalty was retained by Ronny Jordan and a 0.5% NSR royalty was retained by William Sheriff.

(f)	Burnt Canyon Property, Nevada

On November 19, 2007, the Company entered into a mineral lease agreement and option to purchase unpatented lode mining claims for a series of annual payments as advances upon a 3% NSR royalty payable. The Company paid US$25,000 on execution, US$25,000 by November 19, 2008 ($30,312), US$30,000 by November 19, 2009 ($31,787), US$40,000 by November 19, 2010 and US$50,000 by November 19, 2011 and year thereafter. The Company has the option to purchase the claims for a price of US$1,000,000. Any advance royalties paid will be credited against the purchase price.

F22

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

6.	Mineral properties (continued)

On May 1, 2008, the Company entered into a mineral lease agreement and option to purchase 20 unpatented lode mining claims for a series of annual payments as advances upon the 2% NSR royalty payable. The Company paid US$10,000 ($10,100) on execution, US$10,000 by each of May 1, 2009 ($11,672) and May 1, 2010, US$15,000 by May 1, 2011 and US$20,000 by May 1, 2012 and each year thereafter. The Company has the option to purchase these claims for a total purchase of US$2,500,000. Any advance royalties paid will be credited against the purchase price.

On April 7, 2009 the Company entered into a mineral lease agreement with T.W. Properties for four (4) unpatented lode mining claims for a series of annual payments as advances upon the 3% NSR royalty payable. The Company paid US$5,000 ($5,835) on execution; US$6,000 by April 7, 2010; and US$8,000 by April 7, 2011; and US$10,000 by April 7, 2012; and US$12,000 by April 7, 2013 and each year thereafter. Any advance royalties paid will be credited against the purchase price.

(g)	Golden Eagle, Washington

On August 1, 2008 the Company issued 600,000 common shares at US$2.50 per common share for proceeds of US$1,500,000 by way of a private placement to Kinross Gold USA Inc.; purchased a 75% interest in the Golden Eagle, Washington, project from Kinross Gold USA Inc. at a cost of US$1,500,000 ($1,537,950) and purchased a 25% interest in the Golden Eagle project from Hecla Limited at a cost of US$483,333 ($500,200). Kinross retained a 2% net smelter returns royalty and was granted a first right of refusal to toll mill ore from the Golden Eagle property at their Kettle River Mill.

Midway completed the acquisition of the Golden Eagle property through a wholly-owned subsidiary created to hold the property. Title transfer costs were US$32,843 ($40,070).

In the year ended December 31, 2009, the Company staked additional claims and purchased two additional blocks of land at a cost of $177,393 to expand its Golden Eagle land property package.

The mineral properties written off in the year ended December 31, 2008 are as follows:

(h)	Afgan Property, Nevada

In the year ended December 31, 2008 the Company terminated a January 7, 2003 mineral lease agreement with GSRC for a 100% interest in the Afgan property. The Company paid US$78,896 on January 1, 2008 ($79,218) and subsequently terminated this lease and wrote off this portion of the property costs in the year. In the year ended December 31, 2008, the Company wrote off the $4,101,893 fair value assigned to this project on the April 16, 2007 acquisition of Pan-Nevada Gold Corporation for a total write down of $4,181,111.

(i)	Maggie Creek Property, Nevada

In the year ended December 31, 2008 the Company terminated a January 7, 2003 mineral lease agreement with GSRC for a 100% interest in the Maggie Creek property. The Company paid US$9,862 ($9,902) on January 1, 2008 and subsequently wrote this property off during the year ended December 31, 2008.

(c)	Maiden Gold, Montana

In the year ended December 31, 2008 the Company terminated an April 4, 2008 mineral lease agreement with Patrick D. Henry and Daniel Bauer for patented mining claims and unpatented mining claims located in Fergus County, Montana. The Company paid a first annual minimum royalty of US$45,000 and a US$10,000 signing bonus and would have been required to make annual minimum royalty payments. The Company was not able to secure the rest of the necessary property package and abandoned this effort and wrote off the $55,552 in acquisition costs in the year ended December 31, 2008.

F23

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

7.	Reclamation deposit

The Company is required to post bonds with the Bureau of Land Management (“BLM”) for reclamation of planned mineral exploration programs work associated with the Company’s mineral properties located in the United States. For the Company’s mineral properties that are being actively explored under funding arrangement agreements, the funding partners are responsible for bonding for the surface disturbance created by the exploration programs funded by each of them on those projects. Reclamation deposits are designated as held-for-trading with changes in fair value recognized in the statement of operations.

At December 31, 2009 the Company had posted a total of $279,126 reclamation deposits compared to $517,711 at December 31, 2008.

8.		Share capital

	(a)	The Company’s authorized to issue an unlimited number of common shares.

	(b)	Share issuances

(i)

During 1996, the Company issued 420,000 common shares at $0.25 per share by way of a non-brokered private placement for proceeds of $98,722 net of issue costs. In addition the Company issued 280,000 flow-through common shares at $0.25 per share by way of a non-brokered private placement for proceeds of $70,000.

(ii)

During 1997, the Company completed an initial public offering of 2,000,000 common shares at $0.35 per share for proceeds of $590,570, net of issue costs. In connection with this offering, the Company’s agent received a selling commission of 10% or $0.035 per share and was issued 25,000 shares as a corporate finance fee.

(iii)

During 1997, the Company issued 1,000,000 units at $2.50 per unit by way of a private placement for proceeds of $2,253,793 net of issue costs. Each unit consisted of one common share and one non-transferable share purchase to purchase one additional common share at $3.00 per share until February 14, 1998. The proceeds of the financing of $2,500,000 were allocated $2,178,761 as to the common shares and $321,239 as to the warrants. During 1998 100,000 of the warrants were exercised and 900,000 expired. In connection with this private placement, the Company’s agent received a selling commission of 7.5% of the proceeds of the units sold or $0.1875 per unit and a corporate finance fee of $15,000.

(iv)

During 1997, the Company issued 750,000 common shares as performance shares for proceeds of $7,500 that were held in escrow in accordance with the rules of the regulatory authorities of British Columbia. The shares were released 25% in each of 1998, 1999, 2000 and 2001.

(v)

During 1997, pursuant to an equity participation agreement to acquire an interest in Gemstone Mining Inc. (“Gemstone”), a Utah Corporation that by agreement the creditors of Gemstone were issued 1,000,000 units of the Company on conversion of a debt of $2,065,500 (US$1,500,000). Each unit consisted of one common share and one non-transferable share purchase to purchase one additional common share at US$2.00 per share that was immediately exercised for proceeds of $2,803,205 (US$2,000,000). The first one-third tranche of a conditional finders’ fee was satisfied by the issue of 150,000 common shares in connection with the acquisition of Gemstone.

(vi)	During 1998, the Company issued 100,000 common shares pursuant to the exercise of share purchase warrants for proceeds of $300,000.

(vii)

During 1998, the Company issued 200,000 common shares in connection with the acquisition of Gemstone as well as the second tranche of finder’s fee in connection with that acquisition. The Company’s option to acquire Gemstone expired on January 31, 1998 and the remaining one-third tranche were not issued.

F24

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

8.	Share capital (continued)

(viii)	During 1999, the Company consolidated its issued share capital on a two old for one new basis and changed its name from Neary Resources Corporation to Red Emerald Resource Corp.

(ix)

During 2002, the Company issued 3,500,000 units at $0.25 per unit for proceeds of $875,000 by way of a short form offering document under the policies of the TSX Venture Exchange. Each unit consists of one common share and one common share purchase warrant that entitled the holder to purchase one additional common share at $0.25 per share until October 19, 2002. The Company also issued 150,000 common shares as a finance fee in connection with this offering, and issued the agent 875,000 share purchase warrants exercisable at $0.25 per share until April 19, 2004. During 2002 the Company issued 1,134,500 special warrants at $1.25 per special warrant for proceeds of $1,418,125. Each Special Warrant automatically converted to a unit comprising one common share and one share purchase warrant that entitled the holder to purchase one additional common share at $1.55 per share until November 6, 2003. The proceeds of the financing of $1,418,125 were allocated on a relative fair value basis as $1,171,286 to common shares and $246,839 as to the warrants. During 2003 all of the warrants expired unexercised. In connection with the offering the Company paid the agent a 10% commission totaling $113,450, issued the agent 40,000 common shares as a finance fee in connection with this offering, and issued the agent 170,175 share purchase warrant exercisable at $1.55 per share until July 5, 2003.

(x)	During 2002, the Company issued 4,028,000 common shares pursuant to the exercise of share purchase warrants for proceeds of $1,007,000.

(xi)	During 2002, the Company issued 32,000 common shares pursuant to the exercise of stock options for proceeds of $12,800.

(xii)

During 2002, the Company issued 31,250 common shares as additional consideration to a director who loaned the Company $780,000 bearing interest at 12% per annum. The loan and interest was repaid prior to December 31, 2002.

(xiii)	During 2002, the Company acquired Rex Exploration Corp. (“Rex”) in exchange for 4,500,000 common shares of the Company.

(xiv)

During 2003, the Company issued 700,000 units at $1.20 per unit for proceeds of $840,000 by way of a non-brokered private placement. Each unit consists of one common share and one share purchase warrant that entitled the holder to purchase one additional common share at $1.50 until May 25, 2004. The proceeds of the financing of $840,000 were allocated $638,838 as to common shares and $201,162 as to the warrants. During 2004 161,000 of the warrants were exercised and 539,000 expired. Share issue expenses were $19,932.

(xv)	During 2003, the Company issued 294,500 common shares pursuant to the exercise of share purchase warrants for proceeds of $73,625.

(xvi)

In January 2004, the Company issued 400,000 units at $2.00 per unit for proceeds of $800,000 by way of a private placement. Each unit consisted of one common share and one non-transferable share purchase warrant that entitled the holder to purchase one additional common share at $2.35 per share for a six month period. The proceeds of the financing of $800,000 were allocated on a relative fair value basis as $624,593 to common shares and $175,407 as to the warrants. All of the warrants expired unexercised in 2004. The Company issued 40,000 common shares as a finder’s fee for this private placement.

(xvii)

In August 2004, the Company issued 1,020,000 units at $0.75 per unit for proceeds of $765,000 by way of a private placement. Each unit consisted of one common share and one non-transferable share purchase warrant that entitled the holder to purchase one additional common share at $0.80 per share until August 25, 2005. All of the warrants were subsequently exercised. The Company issued 55,650 common shares as a finder’s fee for this private placement.

F25

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

8.	Share capital (continued)

(xviii)

In December 2004, the Company issued 700,000 units at $0.85 per unit for proceeds of $595,000 by way of a private placement. Each unit consisted of one common share and one non-transferable share purchase warrant that entitled the holder to purchase one additional common share at $1.00 per share until December 20, 2005. All of the warrants were subsequently exercised. The Company issued 18,750 common shares as a finder’s fee for this private placement.

(xix)

In February 2005, the Company issued 2,500,000 units at $0.85 per unit for proceeds of $2,125,000 by way of a private placement. Each unit consisted of one common share and one non-transferable share purchase warrant that entitled the holder to purchase one additional common share at $1.00 per share until February 16, 2006. The proceeds of the financing of $2,125,000 were allocated on a relative fair value basis as $1,598,457 to common shares and $526,543 as to warrants. There were 23,000 warrants exercised in fiscal year 2005 and the balance exercised in fiscal year 2006. The Company issued 75,800 common shares for $64,430 and paid $69,700 in cash as a finder’s fee and incurred $26,709 in additional issue costs for this private placement.

(xx)

In July 2005, the Company issued 1,000,000 units at $1.15 per unit for proceeds of $1,150,000 by way of a private placement. Each unit consisted of one common share and one-half non-transferable share purchase warrant that entitled the holder to purchase one additional common share at $1.15 per share until July 27, 2006. The proceeds of the financing of $1,150,000 were allocated on a relative fair value basis as $995,193 to common shares and $154,807 as to warrants. All of the warrants were exercised in fiscal year 2006. The Company incurred $15,560 in issue costs.

(xxi)

In August 2005, the Company issued 500,000 units at $1.40 per unit for proceeds of $700,000 by way of a private placement. Each unit consisted of one common share and one-half nontransferable share purchase warrant that entitled the holder to purchase one additional common share at $1.45 per share until August 22, 2006. The proceeds of the financing of $700,000 were allocated on a relative fair value basis as $608,015 to common shares and $91,985 as to warrants. All of the warrants were exercised in fiscal year 2006. The Company incurred $8,261 in issue costs.

(xxii)	In January 2006, the Company issued 40,000 common shares at a value of $88,000 pursuant to a purchase and sale agreement to purchase mining claims for the Spring Valley project.

(xxiii)

In May 2006, the Company issued 3,725,000 units at $1.80 per unit for proceeds of $6,705,000 by way of a private placement. Each unit consisted of one common share and one-half nontransferable share purchase warrant. Each whole warrant entitled the holder to purchase one additional common share at $2.70 per share until May 16, 2007. The proceeds of the financing of $6,705,000 were allocated on a relative fair value basis as $5,998,846 to common shares and $706,154 as to warrants. The Company incurred $65,216 in issue costs. By May 16, 2007 1,725,000 of the warrants were exercised and 137,500 expired unexercised.

(xxiv)

In November 2006, the Company issued 2,000,000 units at $2.50 per unit for proceeds of $5,000,000 by way of a private placement. Each unit consisted of one common share and one-half nontransferable share purchase warrant. Each whole warrant entitles the holder to purchase one additional common share at $3.00 per share until November 10, 2007. The proceeds of the financing of $2,000,000 were allocated on a relative fair value basis as $1,761,509 to common shares and $238,491 as to warrants. The Company paid $88,750 in finders’ fees and incurred $94,546 in issue costs for this private placement. By November 10, 2007 908,782 of the warrants were exercised and 91,218 expired unexercised.

F26

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

8.	Share capital (continued)

(xxv)

On April 16, 2007, the Company issued 7,764,109 common shares at a value of $25,000,431, 308,000 stock options at a value of $608,020 and 870,323 share purchase warrants at a value of $1,420,054 in connection with the acquisition of Pan-Nevada Gold Corporation. By December 31, 2007, 154,000 of the stock options had been exercised and 761,823 share purchase warrants had been exercised. By December 31, 2008 the remaining 108,500 share purchase warrants were exercised and 84,000 stock options had been exercised. On October 11, 2008 the final 70,000 stock options expired not exercised.

(xxvi)	On August 24, 2007, the Company issued 2,000,000 common shares at $2.70 per common share for proceeds of $5,400,000 by way of a private placement. The Company incurred $28,000 in share issue costs.

(xxvii)

On March 31, 2008, the Company issued 30,000 common shares at a value of $88,500 pursuant to a lease assignment of mining claims for the Gold Rock project. The Company incurred $1,489 in share issue costs.

(xxviii)	On June 12, 2008, the Company issued 1,421,500 common shares at $2.00 per common share for proceeds of $2,843,000 by way of a private placement. The Company incurred $75,371 in share issue costs.

(xxix)

On August 1, 2008 the Company issued 600,000 common shares at US$2.50 per common share for proceeds of $1,537,950 (US$1,500,000) by way of a private placement with Kinross Gold USA Inc. The Company incurred $39,450 in share issue costs.

(xxx)

On November 12, 2008 the Company issued 12,500,000 units at $0.22 per unit for proceeds of $2,750,000 by way of a private placement. Each unit consisted of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at $0.28 per share until May 12, 2009. The proceeds of the financing of $2,750,000 were allocated on a relative

(xxxi)

fair value basis as $1,793,491 to common shares and $956,509 as to warrants. The Company incurred $23,395 in issue costs for this private placement. By May 11, 2009 all of the warrants were exercised. In the year ended December 31, 2009 all of the 12,500,000 warrants were exercised for proceeds of $3,500,000.

(xxxii)

In addition to the 84,000 stock options reported exercised in paragraph xxv, during 2008, the Company issued a further 395,000 common shares pursuant to the exercise of stock options for proceeds of $613,250.

(xxxiii)	During 2009, the Company issued 33,333 common shares pursuant to the exercise of stock options for proceeds of $21,651

(c)	Stock options The

Company has an incentive share option plan (the “Plan”) that allows it to grant incentive stock options to its officers, directors, employees and consultants. The Plan was amended on May 12, 2008 to add an appendix called the 2008 Stock Incentive Plan for United States Resident Employees (the “U.S. Plan”) to supplement and be a part of the Plan. The purpose of the U.S. Plan is to enable the Company to grant Incentive Stock Options, as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder to qualifying employees who are citizens or residents of the United States of America. This does not change the aggregate number of options that can be granted pursuant to the Plan.

F27

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

8.	Share capital (continued)

The purpose of the Plan permits the Company’s directors to grant incentive stock options for the purchase of shares of the Company to persons in consideration for services. Stock options must be non-transferable and the aggregate number of shares that may be reserved for issuance pursuant to stock options may not exceed 10% of the issued shares of the Company at the time of granting and may not exceed 5% to any individual (maximum of 2% to any consultant). The exercise price of stock options is determined by the board of directors of the Company at the time of grant and may not be less than the closing price of the Company’s shares on the trading day immediately preceding the date on which the option is granted and publicly announced, less an applicable discount, and may not otherwise be less than $0.10 per share. Options have a maximum term of ten years and terminate 90 days following the termination of the optionee’s employment, except in the case of death or disability, in which case they terminate one year after the event.

Expiry date	Exercise price per share	Balance December 31, 2008	Granted	Exercised	Cancelled or expired	Balance December 31, 2009

September 14, 2009	$0.80	222,500	—	—	(222,500)	—
February 4, 2010	$0.85	80,000	—	—	—	80,000
June 24, 2010	$1.30	225,000	—	—	(75,000)	150,000
March 9, 2011	$2.00	75,000	—	—	—	75,000
March 22, 2011	$2.00	100,000	—	—	(100,000)	—
May 4, 2011	$2.00	30,000	—	—	—	30,000
June 15, 2011	$2.53	310,000	—	—	(75,000)	235,000
August 30, 2011	$2.63	40,000	—	—	—	40,000
November 30, 2011	$2.70	140,000	—	—	—	140,000
January 23, 2012	$3.00	25,000	—	—	—	25,000
March 7, 2012	$2.93	100,000	—	—	—	100,000
April 26, 2012	$3.20	100,000	—	—	(100,000)	—
July 31, 2012	$2.71	816,667	—	—	(266,667)	550,000
October 30, 2012	$3.36	100,000	—	—	—	100,000
November 16, 2012	$3.25	26,667	—	—	(26,667)	—
December 6, 2012	$3.32	15,000	—	—	—	15,000
April 13, 2014	$2.04	400,000	—	—	—	400,000
May 12, 2013	$2.00	50,000	—	—	—	50,000
May 23, 2013	$2.00	75,000	—	—	(75,000)	—
July 16, 2013	$2.00	163,333	—	—	(13,333)	150,000
January 7, 2014	$0.56	—	1,415,000	(33,333)	(20,000)	1,361,667
September 9, 2014	$0.86	—	1,000,000	—	—	1,000,000

		3,094,167	2,415,000	(33,333)	(974,167)	4,501,667

Weighted average exercise price		$2.260	$0.672	$0.560	$2.035	$1.474

At December 31, 2009, all but 530,001 of the 4,501,667 stock options were exercisable. The intrinsic value of the vested stock options was $224,583. The intrinsic value of vested stock options outstanding at December 31, 2009 is calculated on the difference between the exercise prices of the underlying options and the quoted price of our common stock as of the reporting date.

F28

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

8.	Share capital (continued)

Expiry date	Exercise price per share	Balance December 31, 2007	Granted	Exercised	Cancelled or expired	Balance December 31, 2008

February 11, 2008	$1.43	84,000	—	(84,000)	—	—
September 5, 2008	$1.24	100,000	—	—	(100,000)	—
October 11, 2008	$1.07	70,000	—	—	(70,000)	—
September 14, 2009	$0.80	242,500	—	(20,000)	—	222,500
February 4, 2010	$0.85	80,000	—	—	—	80,000
June 24, 2010	$1.30	500,000	—	(275,000)	—	225,000
March 9, 2011	$2.00	100,000	—	(25,000)	—	75,000
March 22, 2011	$2.00	100,000	—	—	—	100,000
May 4, 2011	$2.00	30,000	—	—	—	30,000
June 15, 2011	$2.53	385,000	—	(75,000)	—	310,000
August 30, 2011	$2.63	40,000	—	—	—	40,000
November 30, 2011	$2.70	140,000	—	—	—	140,000
January 23, 2012	$3.00	25,000	—	—	—	25,000
March 7, 2012	$2.93	100,000	—	—	—	100,000
April 26, 2012	$3.20	200,000	—	—	(100,000)	100,000
July 31, 2012	$2.71	975,000	—	—	(158,333)	816,667
October 30, 2012	$3.36	100,000	—	—	—	100,000
November 16, 2012	$3.25	40,000	—	—	(13,333)	26,667
December 6, 2012	$3.32	15,000	—	—	—	15,000
April 13, 2014	$2.04	400,000	—	—	—	400,000
May 12, 2013	$2.00	—	50,000	—	—	50,000
May 23, 2013	$2.00	—	75,000	—	—	75,000
July 16, 2013	$2.00	—	215,000	—	(51,667)	163,333

		3,726,500	340,000	(479,000)	(493,333)	3,094,167

Weighted average exercise price		$2.180	$2.000	$1.530	$2.220	$2.260

F29

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

8.	Share capital (continued)

Expiry date	Exercise price per share	Balance December 31, 2006	Granted	Exercised	Cancelled or expired	Balance December 31, 2007

March 7, 2007	$1.40	150,000	—	(150,000)	—	—
July 12, 2007	$1.43	—	21,000	(21,000)	—	—
July 12, 2007	$1.07	—	42,000	(42,000)	—	—
August 11, 2007	$1.43	—	91,000	(91,000)	—	—
February 11, 2008	$1.43	—	84,000	—	—	84,000
September 5, 2008	$1.24	200,000	—	(100,000)	—	100,000
October 11, 2008	$1.07	—	70,000	—	—	70,000
September 14, 2009	$0.80	308,500	—	(66,000)	—	242,500
February 4, 2010	$0.85	80,000	—	—	—	80,000
June 24, 2010	$1.30	575,000	—	(75,000)	—	500,000
October 4, 2010	$1.70	30,000	—	(30,000)	—	—
March 9, 2011	$2.00	100,000	—	—	—	100,000
March 22, 2011	$2.00	100,000	—	—	—	100,000
May 4, 2011	$2.00	30,000	—	—	—	30,000
June 15, 2011	$2.53	405,000	—	(20,000)	—	385,000
August 30, 2011	$2.63	40,000	—	—	—	40,000
November 30, 2011	$2.70	140,000	—	—	—	140,000
January 23, 2012	$3.00	—	25,000	—	—	25,000
March 7, 2012	$2.93	—	100,000	—	—	100,000
April 26, 2012	$3.20	—	200,000	—	—	200,000
July 31, 2012	$2.71	—	975,000	—	—	975,000
October 30, 2012	$3.36	—	100,000	—	—	100,000
November 16, 2012	$3.25	—	40,000	—	—	40,000
December 6, 2012	$3.32	—	15,000	—	—	15,000
April 13, 2014	$2.04	400,000	—	—	—	400,000

		2,558,500	1,763,000	(595,000)	—	3,726,500

Weighted average exercise price		$1.620	$2.590	$1.330	$—	$2.180

The Company used the Company’s historical experience to estimate the expected life of stock options. The $0.31 to $0.57 fair value of each stock option grant in the year ended December 31, 2009 was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of 3.09 to 3.49 years; volatility of 90.92% to 100.14%; no dividend yield; and a risk free interest rate of 1.77% to 2.37%. The Company recorded stock-based compensation expense of $1,152,238 in the year ended December 31, 2009 for options vesting during the year of which $955,069 was included in salaries and benefits in the statement of operations and $197,169 was included in salaries and labour in the schedule of mineral exploration expenditures.

F30

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

8.	Share capital (continued)

The Company recorded stock-based compensation expense of $501,028 in the year ended December 31, 2008 for options vesting in that year of which $242,870 was included in salaries and benefits in the statement of operations and $258,158 was included in salaries and labour in the schedule of mineral exploration expenditures. There was a balance of $79,239 that will be recognized over the next two fiscal years as the options vest. The fair value of each stock option grant was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 3.25 years; volatility ranging from 64% to 67%; no dividend yield; and a risk free interest rate ranging from 2.71% to 3.24%.

During 2007, the Company granted 1,455,000 options with an estimated fair value of $2,054,048 and recorded stock-based compensation expense for the vested portions of those stock options of $1,502,912 in the statement of operations of which $1,210,802 is included in salaries and benefits and $292,110 has been included in engineering and consulting exploration costs. The remaining fair value of $551,136 will be recorded as the options vest over the next two fiscal years. The fair value of each stock option grant was calculated using the Black-Scholes option pricing model with the following assumptions: expected life from 2.5 to 3.25 years; volatility ranging from 68% to 78%; no dividend yield; and a risk free interest rate ranging from 3.85% to 4.61%.

In April 2007 the Company issued 308,000 stock options to Pan-Nevada option holders. The Company recorded the $608,020 fair value of these options as a part of the cost to acquire Pan-Nevada. The fair value of each option grant was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 4 to 10 months; volatility of 68%; no dividend yield; and a risk free interest rate of 4.13%.

(d)	Share purchase warrants

The continuity of share purchase warrants is as follows:

Expiry date	Exercise price per share	Balance December 31, 2008	Issued	Exercised	Expired	Balance December 31, 2009

May 12, 2009	$0.28	12,500,000	—	(12,500,000)	—	—

		12,500,000	—	(12,500,000)	—	—

Expiry date	Exercise price per share	Balance December 31, 2007	Issued	Exercised	Expired	Balance December 31, 2008

May 23, 2008	$1.43	108,500	—	(108,500)	—	—
May 12, 2009	$0.28	—	12,500,000	—	—	12,500,000

		108,500	12,500,000	(108,500)	—	12,500,000

Expiry date	Exercise price per share	Balance December 31, 2006	Issued	Exercised	Expired	Balance December 31, 2007

May 16, 2007	$2.70	1,862,500	—	(1,725,000)	(137,500)	—
July 19, 2007	$1.96	—	418,822	(418,822)	—	—
November 10, 2007	$3.00	1,000,000	—	(908,782)	(91,218)	—
May 23, 2008	$1.43	—	451,501	(343,001)	—	108,500

		2,862,500	870,323	(3,395,605)	(228,718)	108,500

F31

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

8.	Share capital (continued)

On November 12, 2008 the Company issued 12,500,000 warrants as part of a unit by way of a private placement. Each warrant entitles the holder to purchase one additional common share at $0.28 per share until May 12, 2009. The Company recorded a relative fair value of $956,509as to warrants. The fair value of each warrant issued was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 6 months; volatility of 168%; no dividend yield; and a risk free interest rate of 1.84%. All of the warrants were exercised in the year ended December 31, 2009.

On April 16, 2007, with the acquisition of Pan-Nevada, the Company issued 870,323 share purchase warrants to Pan-Nevada warrant holders. The Company recorded the $1,420,054 fair value of these warrants as a part of the cost to acquire Pan-Nevada. The fair value of each warrant issued was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 3 to 18 months; volatility of 68%; no dividend yield; and a risk free interest rate of 4.13%. In the year ended December 31, 2007 all but 108,500 were exercised and on May 23, 2008 the 108,500 expired.

9.	Promissory note

On July 17, 2008, the Company and Golden Predator Mines Inc. (“Golden Predator”) entered into a term sheet (the “Term Sheet”) describing the principal terms of a business combination between the two companies. Completion of the transaction was subject to receipt of a favourable fairness opinion, completion of due diligence investigations, the parties entering into a definitive agreement, securities law compliance and obtaining all necessary court, regulatory, stock exchange, board and shareholder approvals. On September 15, 2008 the Term Sheet expired and the business combination was not completed.

Pursuant the Term Sheet, Golden Predator agreed to provide a loan facility of $5 million to the Company, which the Company could draw upon in instalments of $1 million. On August 28, 2008 the Company drew $2 million of the facility and issued a promissory note that will mature with interest at the Canadian prime rate plus 2% on July 16, 2009. On November 12, 2008 the Company and Golden Predator mutually agreed to release each other from all matters related to the Term Sheet, remove all restrictions and reporting obligations for the use of proceeds of the Promissory Note and the Company agreed to early pay Golden Predator $1,000,000 of the Promissory Note together with $27,274 interest accrued to that date. Finally the Company agreed that 50% of the proceeds of any warrants exercised pursuant to the private placement closed on November 12, 2008 will be applied to the Promissory Note until it is paid. On May 8, 2009 the Company paid Golden Predator the final payment owing on the $1,000,000 principal of the Promissory Note together with interest of $24,101 accrued to the date of payment.

10.	Contingency

On February 2, 2007 the Company’s wholly-owned Nevada subsidiary MGC Resources Inc. (“MGC”) entered into a drill contract with Derex Drilling Services Ltd. (“Derex”), a British Columbia corporation, to provide drilling services for the Midway project and MGC paid Derex a deposit of US$50,000. Derex did not provide the drilling services on a timely basis and by May 2007 MGC filed a civil complaint alleging breach of contract and MGC filed and was granted a writ of attachment against the drill rig which had been left unattended on the Midway property and was the only known asset of Derex in the United States. MGC presented the writ of attachment to the Nye County Sheriff for execution and the Sheriff engaged a towing company to remove the drill rig and deliver it to storage. On May 10, 2007 the towing company driver was involved in an accident while moving the drill rig, causing extensive damage to the drill rig.

F32

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

10. Contingency (continued)

On or about May 14, 2007 Derex returned to MGC the US$50,000 deposit and MGC dismissed the complaint alleging breach of contract. MGC had heard nothing further about this matter until May 5, 2009 when MGC was named as a defendant to a civil complaint filed in federal court in Nevada (the “Complaint”). The Complaint was filed by ING Novex Insurance Company of Canada (“ING”) against MGC, the tow truck driver, the towing company and the Nye County Sheriff’s office (the “ING Defendants”) to recover damages and attorney’s fees and costs under its subrogation rights for having reimbursed Derex for the value of the drill rig under a policy of insurance. In its Complaint, ING asserts claims against MGC for negligence, wrongful attachment and unjust enrichment.

While ING has alleged that the value of the drill rig was approximately US$200,000, the amount of the potential damages cannot be reasonably estimated at this time and the occurrence of the confirming future event is not determinable. On June 22, 2009 MGC filed a motion to dismiss ING’s Complaint. ING filed a response on July 15, 2009. MGC filed a reply on July 31, 2009. On December 29, 2009 the federal court issued an order dismissing the negligence and unjust enrichment claims against MGC with prejudice and the wrongful attachment claim was dismissed without prejudice. ING has not amended its claim against MGC as yet. The outcome of this matter is not determinable at present

11.	Related party transactions

(a)	During the year ended December 31, 2009, $115,000 (2008 - $90,000; 2007 - $110,000) was paid for office facilities and administrative services to a company with an officer in common.

(b)	Recovery of office costs from a company managed by common directors and officers $nil (2008 - $22,348; 2007 - $25,784).

(c)	During the year ended December 31, 2008 the Company issued a director, at the time, 30,000 common shares pursuant to a mineral property agreement described in note 6(e).

Included in accounts payable and accrued liabilities at December 31, 2009 is $8,819 (December 31, 2008 - $16,204) payable to the companies referred to in this note and other directors.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

12.	Financial instruments

In all material respects, the carrying amounts for the Company’s cash and cash equivalents, amounts receivable, accounts payable and accrued liabilities approximate their fair values due to the short term nature of these instruments. There were no investments at December 31, 2009.

13.	Supplemental disclosure with respect to cash flows

The significant non-cash transactions for the year ended December 31, 2009 consisted of the transfer of $11,164 for the fair value of stock options exercised and the transfer of $956,509 for the fair value of share purchase warrants exercised from paid in additional capital to share capital.

The significant non-cash transactions for the year ended December 31, 2008 consisted of the issue of 30,000 common shares for an option payment for a mineral property in the amount of $88,500 (note 5), the transfer of $453,212 for the fair value of stock options exercised and the transfer of $209,405 for the fair value of share purchase warrants exercised from paid in additional capital to share capital.

F33

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

13.	Supplemental disclosure with respect to cash flows (continued)

The significant non-cash transaction for the year ended December 31, 2007 consisted of the issue of 7,764,109 common shares, 308,000 stock options and 870,323 share purchase warrants for the acquisition of Pan-Nevada (note 3), the transfer of $694,515 for the fair value of stock options exercised and the transfer of $2,081,407 for the fair value of share purchase warrants exercised from paid in additional capital to share capital.

14.	Income taxes

The majority of the difference between the actual tax recovery and the expected B.C. statutory corporate income tax recovery follows:

Canadian statutory income tax rate	2009 30.00%	2008 31.00%	2007 34.12%

Income tax benefit computed at Canadian statutory rate	$(937,602)	$(5,562,142)	$(3,897,564)

Change in valuation allowance	(1,133,500)	5,046,227
Permanent differences	1,256,739	155,319	(608,436)
Change in enacted tax rates	(100,766)	(785,024)
Expiration of losses and other	431,966	(631,380)	3,749,000

Income tax recovery	$(483,163)	$(1,777,000)	$(757,000)

The significant components of the Company’s future income tax assets and liabilities at December 31 are as follows:

	2009	2008

Future income tax assets:		revised (note 2(p))
Canada:
Equipment, mineral properties and other	$40,459	$146,503
Non-capital losses carried forward	1,743,672	1,458,188
Capital losses carried forward	831,427	823,767
United States:
Mineral properties	8,178,933	10,016,928
Losses carried forward	1,400,234	882,841

Total future income tax assets	12,194,725	13,328,227
Valuation allowance	(12,194,725)	(13,328,227)

Future income tax assets, net	$—	$—

Future income tax liabilities:
United States:
Mineral properties	(8,331,605)	(9,838,117)

Future income tax liabilities	(8,331,605)	(9,838,117)

Net future income tax assets (liabilities)	$(8,331,605)	$(9,838,117)

At December 31, 2009, the Company has available non-capital losses for tax purposes in Canada and the United States of approximately $6,974,690 (2008 - $5,608,414) and $4,118,336 (2008 - $2,596,592), respectively, which can be applied to reduce taxable income until 2029. The Company also has Canadian capital losses of approximately $6,651,418 (2008 - $6,336,668) which are without expiry.The Company is currently open to audit under the statute of limitations by the Canada Revenue Agency for years ended December 31, 2003 through December 31, 2009.

F34

MIDWAY GOLD CORP. (an exploration stage company)

Notes to Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
(expressed in Canadian dollars)

15.	Segment disclosures

The Company considers itself to operate in a single segment, being mineral exploration and development. Geographic information is as follows:

	Canada	United States	Total

December 31, 2009:	$	$	$
Long-lived assets	—	49,617,949	49,617,949
December 31, 2008 (revised note 2(p)):
Long-lived assets	346,800	49,061,539	49,408,339
December 31, 2007 (revised note 2(p)):
Long-lived assets	850,000	48,039,470	48,889,470

F35